UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Lord Abbett Stock Appreciation Fund

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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[DATE]

Dear Home Office Contact:

Lord Abbett Stock Appreciation Fund Merger into Lord Abbett Growth Leaders Fund

Lord Abbett regularly evaluates its mutual fund offerings to seek greater cost savings for our clients. As part of this ongoing review, the Board of Trustees for both the Lord Abbett Stock Appreciation Fund and the Lord Abbett Growth Leaders Fund recently approved a proposed merger of the two funds. Specifically, shareholders of the Stock Appreciation Fund will be asked to approve a merger of its shares into the Growth Leaders Fund. We believe this merger will benefit Stock Appreciation Fund shareholders by enabling them to pursue a substantially similar growth objective, but as part of a larger fund with greater investment flexibility and lower overall expenses.

Shareholders of the Stock Appreciation Fund will be asked to vote on this proposal at a meeting scheduled to be held on March 15, 2013. Shareholders of the Growth Leaders Fund will not be solicited because their approval or consent is not necessary for the merger to proceed. If the merger is completed, Stock Appreciation Fund shareholders will become shareholders of the Growth Leaders Fund. They will receive Growth Leaders Fund shares of the same class with a total value equal to their investment in the Stock Appreciation Fund. The merger is expected to be a tax-free reorganization for federal income tax purposes, and shareholders will not be charged any sales charges, commissions, or other fees in connection with it. If approved, the merger is expected to take place in late March 2013.

In mid-January, a shareholder proxy mailing will provide more information about the proposed merger and the Growth Leaders Fund. If you would like to receive a copy of the proxy materials or other Fund materials, or if you have any other questions regarding the merger, please contact us at 888-522-2388.

Sincerely,
(Name of Key Account RM)

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302-3973 T 888-522-2388 www.lordabbett.com Lord Abbett mutual fund shares are distributed by Lord Abbett Distributor LLC.